Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Calidi Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share (3)	Rule 457(o)	(1)	(2)	(1) (2)	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.00001 per share (4)	Rule 457(o)	(1)	(2)	(1) (2)	—	—
Fees to Be Paid	Equity	Warrants (5)	Rule 457(o)	(1)	(2)	(1) (2)	—	—
Fees to Be Paid	Other	Units (6)	Rule 457(o)	(1)	(2)	(1) (2)	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)	(2)	$25,000,000	$0.00015310	$3,828.00

Carry Forward Securities
-	-	-	-	-	-	-	-	-

	Total Offering Amounts					$25,000,000		$3,828.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,828.00

(1)	The amount to be registered consists of up to $25,000,000 of an indeterminate amount of common stock, preferred stock, warrants and/or units. There is also being registered hereunder such currently indeterminate number (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, preferred stock registered hereby, or (ii) shares of preferred stock, common stock or units as may be issued upon exercise of warrants registered hereby, as the case may be. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act, and has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $25,000,000.

(3)	Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(4)	Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(5)	Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, debt securities, or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(6)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.